Exhibit 99.1

FOR IMMEDIATE RELEASE

MCG Capital Corporation Declares First Quarter 2006 Dividend of $0.42 Per Share and

Reports Fourth Quarter and Annual 2005 Results

ARLINGTON, VA – February 22, 2006 – MCG Capital Corporation (Nasdaq: MCGC) today announced that on February 16, 2006 its Board of Directors declared a dividend of $0.42 per share for the first quarter of 2006. The actual tax characteristics of this dividend will be reported to each shareholder on a Form 1099.

The dividend is payable as follows:

Record date: March 16, 2006
Payable date: April 27, 2006

In addition, MCG announced today its results for the quarter and year ended December 31, 2005.

Highlights:

•	Q4 2005 gross originations and advances of $222.1 million and net investment growth of $158.6 million, and 2005 gross originations and advances of $578.3 million and net investment growth of $217.2 million

•	Q4 2005 operating income of $32.9 million, up 41% from $23.3 million for Q4 2004, and 2005 operating income of $119.5 million, up 28% from $93.1 million for 2004

•	Q4 2005 net operating income of $16.7 million, up 88% from $8.9 million for Q4 2004, and 2005 net operating income of $60.5 million, up 34% from $45.1 million for 2004

•	Q4 2005 net income of $18.6 million, down 3% from $19.1 million for Q4 2004, and 2005 net income of $68.2 million, up 43% from $47.6 million for 2004

•	Q4 2005 basic earnings per share of $0.37, down 14% from $0.43 for Q4 2004, and 2005 basic earnings per share of $1.42, up 22% from $1.16 for 2004

•	Issued $50.0 million of unsecured, investment grade 5 year notes during Q4 2005

•	Raised approximately $49.0 million of gross proceeds in a public offering during Q4 2005

We invite interested parties to join our analyst call today at 10:30 a.m. ET for a further discussion of our fourth quarter 2005 financial results. The dial-in number for the call is (800) 289-0496. International callers should dial (913) 981-5519. Please dial-in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the MCG website at http://investor.mcgcapital.com. Click on the February 22, 2006, Conference Call to access the call. A recording of the call will be available through March 1, 2006. The replay dial-in number is (888) 203-1112. International callers should call (719) 457-0820. The replay pass code is 6343224. The replay will also be available via MCG’s website. Financial information provided in the investor conference call will be available on our website at http://www.mcgcapital.com prior to the call.

MCG Capital Corporation

Press Release

February 22, 2006

MCG Capital Corporation

Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31,
	2005	2004
Assets
Cash and cash equivalents	$45,626	$82,732
Cash, securitization accounts	82,107	79,473
Cash, restricted	1,977	—
Investments at fair value
Non-affiliate investments (cost of $733,717 and $573,658, respectively)	745,757	578,416
Affiliate investments (cost of $46,168 and $52,480, respectively)	46,156	47,728
Control investments (cost of $337,372 and $272,616, respectively)	305,647	254,256

Total investments (cost of $1,117,257 and $898,754, respectively)	1,097,560	880,400
Unearned income on commercial loans	(9,062)	(12,529)

Total investments net of unearned income	1,088,498	867,871
Interest receivable	10,602	5,729
Other assets	15,677	17,706

Total assets	$1,244,487	$1,053,511

Liabilities
Borrowings (maturing within one year of $362,435 and $82,805, respectively)	$541,119	$467,400
Interest payable	5,904	2,925
Dividends payable	20,967	19,043
Other liabilities	10,410	9,930

Total liabilities	578,400	499,298

Commitments and contingencies

Stockholders’ Equity
Preferred stock, par value $.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $.01, authorized 200,000 shares on December 31, 2005 and 100,000 on December 31, 2004, 53,372 issued and outstanding on December 31, 2005 and 45,342 issued and outstanding on December 31, 2004	534	453
Paid-in capital	758,433	640,879
Distributions in excess of earnings:
Paid -in Capital	(39,219)	(28,998)
Other	(26,784)	(27,780)
Net unrealized depreciation on investments	(19,697)	(18,354)
Stockholder loans	(3,624)	(4,601)
Unearned compensation - restricted stock	(3,556)	(7,386)

Total stockholders’ equity	666,087	554,213

Total liabilities and stockholders’ equity	$1,244,487	$1,053,511

Net asset value per common share at period end	$12.48	$12.22

MCG Capital Corporation

Press Release

February 22, 2006

MCG Capital Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Operating income

Interest and dividend income
Non-affiliate investments (less than 5% owned)	$19,765	$13,194	$69,760	$51,898
Affiliate investments (5% to 25% owned)	1,408	1,593	5,745	3,999
Control investments (more than 25% owned)	7,694	5,623	30,761	21,954

Total interest and dividend income	28,867	20,410	106,266	77,851
Advisory fees and other income
Non-affiliate investments (less than 5% owned)	3,729	2,879	12,317	9,306
Affiliate investments (5% to 25% owned)	—	—	—	495
Control investments (more than 25% owned)	302	2	962	5,465

Total advisory fees and other income	4,031	2,881	13,279	15,266

Total operating income	32,898	23,291	119,545	93,117

Operating expenses

Interest expense	7,892	3,997	23,100	10,509
Employee compensation:
Salaries and benefits	4,889	5,996	19,331	15,693
Long-term incentive compensation	1,101	1,683	6,523	11,683

Total employee compensation	5,990	7,679	25,854	27,376
General and administrative expense	2,309	2,736	10,076	10,142

Total operating expenses	16,191	14,412	59,030	48,027

Net operating income before investment gains and losses	16,707	8,879	60,515	45,090

Net realized gains (losses) on investments
Non-affiliate investments (less than 5% owned)	(1,979)	(985)	5,741	1,939
Affiliate investments (5% to 25% owned)	395	—	205	(2,531)
Control investments (more than 25% owned)	(10,075)	—	3,075	(7,658)

Total net realized gains (losses) on investments	(11,659)	(985)	9,021	(8,250)
Net change in unrealized appreciation (depreciation) on investments
Non-affiliate investments (less than 5% owned)	2,167	2,777	7,279	378
Affiliate investments (5% to 25% owned)	1,794	(1)	5,289	(1,186)
Control investments (more than 25% owned)	9,551	8,434	(13,911)	11,615

Total net change in unrealized appreciation (depreciation) on investments	13,512	11,210	(1,343)	10,807

Net investment gains (losses)	1,853	10,225	7,678	2,557

Net income	$18,560	$19,104	$68,193	$47,647

Earnings per common share basic	$0.37	$0.43	$1.42	$1.16
Earnings per common share diluted	$0.37	$0.43	$1.42	$1.15
Cash dividends declared per common share	$0.42	$0.42	$1.68	$1.68
Weighted average common shares outstanding	50,550	44,804	48,109	41,244
Weighted average common shares outstanding and dilutive common stock equivalents	50,550	44,854	48,131	41,298

MCG Capital Corporation

Press Release

February 22, 2006

The following table shows the components of our net operating income and distributable net operating income for the three months and years ended December 31, 2005 and 2004:

	Three Months Ended December 31,		Year Ended December 31,
(dollars and shares in thousands)	2005	2004	2005	2004
Operating income
Interest and dividend income	$28,867	$20,410	$106,266	$77,851
Fees and other income	4,031	2,881	13,279	15,266

Total operating income	32,898	23,291	119,545	93,117
Operating expenses
Interest expense	7,892	3,997	23,100	10,509
Employee compensation:
Salaries and benefits	4,889	5,996	19,331	15,693
Long-term incentive compensation (a)	1,101	1,683	6,523	11,683

Total employee compensation	5,990	7,679	25,854	27,376
General and administrative expense	2,309	2,736	10,076	10,142

Total operating expenses	16,191	14,412	59,030	48,027

Net operating income (b)	$16,707	$8,879	$60,515	$45,090

Net operating income per share	$0.33	$0.20	$1.26	$1.09

Following is a reconciliation of net operating income to distributable net operating income (c):
Net operating income (b)	$16,707	$8,879	$60,515	$45,090
Long-term incentive compensation (a)	1,101	1,683	6,523	11,683

Distributable net operating income (c)	$17,808	$10,562	$67,038	$56,773

Distributable net operating income per share (d)	$0.35	$0.23	$1.38	$1.35
Distributable net operating income per share-record date shares (e)	$0.36	$0.23	$1.40	$1.39

(a)	Includes non-cash amortization expense associated with certain restricted shares and the expense associated with the dividends on performance based restricted shares and shares securing employee loans (which are shown as compensation expense for GAAP purposes).
(b)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.
(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholders. However, actual distributions may vary and such amounts identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations, together with the weighted average of shares related to restricted stock awards for which forfeiture provisions have not lapsed. The weighted average of shares related to restricted stock awards for which forfeiture provisions have not lapsed total 208 and 543 for the three months ended December 31, 2005 and 2004, respectively and 367 and 697 for the twelve months ended December 31, 2005 and 2004, respectively. These unvested shares are excluded from weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to receipt of dividend.
(e)	This amount is based on total shares outstanding at the record date for which the dividend is payable for each respective quarterly dividend.

MCG Capital Corporation

Press Release

February 22, 2006

Total operating income increased by $9.6 million, or 41%, for the quarter ending December 31, 2005 as compared to the quarter ending December 31, 2004. This increase was primarily the result of an increase in the size of our investment portfolio and an increase in yield. An increase in fees and other income also contributed to the increase.

The increase in total operating income for the quarter ending December 31, 2005 as compared to the quarter ending December 31, 2004 was made up of the following:

(dollars in millions)
Increase in LIBOR	$4.1
Increase in loans	3.6
Increase in dividend income	1.8
Increase in advisory fees and other income	1.2
Decrease in Spread to LIBOR	(0.7)
Decrease in scheduled fee amortization	(0.6)
Increase in accelerated fee amortization	0.2

Total increase in operating income	$9.6

Total operating expenses increased by $1.8 million, or 12%, for the quarter ending December 31, 2005 compared to the quarter ending December 31, 2004. This increase was due primarily to an increase in rates on our borrowing facilities and was also due to higher outstanding borrowings. The increase in rates is due to increases in LIBOR, to which the majority of our borrowings are indexed, as well as increases in the average spread to LIBOR. This increase was partially offset by a decrease in employee compensation and general and administrative expenses. The decrease in employee compensation was due primarily to a decrease in annual incentive compensation for the quarter ended December 31, 2005 as compared to the quarter ended December 31, 2004 and a decrease in long-term incentive compensation due to the final vesting of the majority of our restricted stock grants on September 30, 2005.

The increase in total operating expenses for the quarter ending December 31, 2005 as compared to the quarter ending December 31, 2004 was made up of the following:

(dollars in millions)
Increase in LIBOR	$2.5
Increase in spread to LIBOR	1.3
Increase in borrowings	0.1
Decrease in salaries and benefits	(1.1)
Decrease in long-term incentive comp	(0.6)
Decrease in G & A	(0.4)

Total increase in operating expenses	$1.8

The following table shows the components of net investment gains and losses for the three months ended December 31, 2005 as compared to the three months ended December 31, 2004:

	Three Months Ended December 31,
(dollars in millions)	2005	2004
Net Unrealized Gains/(Losses)	$1.6	$10.3
Net Realized Gains/(Losses)	(11.7)	(1.0)
Reversals of unrealized appreciation/(depreciation)	11.9	1.0

Net Investment Gains	$1.8	$10.3

MCG Capital Corporation

Press Release

February 22, 2006

Net investment gains totaled $1.8 million for the fourth quarter of 2005 compared to $10.3 million for the fourth quarter of 2004. These amounts represent the total of net realized gains and losses, net unrealized appreciation and depreciation and reversals of unrealized appreciation and depreciation. Reversals of unrealized appreciation and depreciation occur when a gain or loss becomes realized. For the three months ended December 31, 2005, Net Unrealized Gains are comprised of loan investment gains of $3.0 million and equity investment losses of ($1.4) million. Net Realized Losses for the three months ended December 31, 2005 are comprised of loan investment losses of ($1.9) million and equity investment losses of ($9.8) million. Net unrealized gains for the fourth quarter of 2005 were lower than the fourth quarter of 2004 primarily due to unrealized appreciation of $8.5 million recorded in the fourth quarter of 2004 related to our investment in Creatas LLC. Net realized losses and reversals of unrealized depreciation for the fourth quarter of 2005 were primarily due to a realized loss of $10.1 million on our UMAC investment and the reversal of unrealized depreciation of the same amount which resulted in no impact to net investment gains.

Asset Quality

MCG uses an investment rating system to characterize and monitor our expected level of returns on each investment in our portfolio. We use the following 1 to 5 investment rating scale:

1	Capital gain expected or realized

2	Full return of principal and interest or dividend expected with customer performing in accordance with plan

3	Full return of principal and interest or dividend expected but customer requires closer monitoring

4	Some loss of interest or dividend expected but still expecting an overall positive internal rate of return on the investment

5	Loss of interest or dividend and some loss of principal investment expected which would result in an overall negative internal rate of return on the investment

The following table shows the fair value of our investments on the 1 to 5 investment rating scale, as of December 31, 2005 and December 31, 2004 (excluding unearned income):

(dollars in thousands)	December 31, 2005			December 31, 2004
Investment Rating	Investments at Fair Value		Percentage of Total Portfolio	Investments at Fair Value		Percentage of Total Portfolio
1	$459,012	(a)	41.8%	$301,474	(a)	34.2%
2	429,857		39.2	375,801		42.7
3	127,970		11.7	142,294		16.2
4	77,454		7.0	59,408		6.7
5	3,267		0.3	1,423		0.2

	$1,097,560		100.0%	$880,400		100.0%

a)	Of this amount, $16.7 million at December 31, 2005 and $15.7 million at December 31, 2004 relates to debt instruments in companies for which we have already realized a gain through the sale of equity instruments. While these debt instruments are still outstanding, all of the related equity instruments have already been sold at a gain and, therefore, we do not expect any further realized gain.

At December 31, 2005, $1.1 million of the investments with a 5 rating were loans, all of which were on non-accrual status, and $32.5 million of the investments with a 4 rating were loans, $10.7 million of which were on non-accrual status. At December 31, 2004, $0.7 million of the investments with a 5 rating were loans, all of which were on non-accrual status, and $54.6 million of the investments with a 4 rating were loans, $13.9 million of which were on non-accrual status.

At December 31, 2005 and December 31, 2004, there were $16.8 million and $2.0 million, respectively, of loans, or approximately 1.5% and 0.2%, respectively, of the investment portfolio, greater than 60 days past due. At December 31, 2005, these past due loans were related to four portfolio companies. During early 2006, one of these companies, which accounted for $13.7 million of the loans greater than 60 days past due, made a portion of the interest payments that were greater than 60 days past due as of December 31, 2005. At December 31, 2005, $12.7 million of loans, including $3.2 million of the loans greater than 60 days past due, were on non-accrual status, representing 1.2% of the investment portfolio. At December 31, 2004, $16.0 million of loans, including all of the loans greater than 60 days past due, were on non-accrual status representing 1.8% of the investment portfolio.

MCG Capital Corporation

Press Release

February 22, 2006

Subsequent Events

Effective January 1, 2006, MCG deconsolidated its investment in Kagan Research LLC and will therefore account for this investment as a portfolio company. Prior to January 1, 2006, Kagan was accounted for as a consolidated subsidiary. We currently do not expect the deconsolidation of Kagan to have a material impact on our financial position or results of operations.

2006 Guidance

For 2006, we currently estimate that our dividends will be at least $1.68 per share. This estimate takes into consideration our estimates of distributable net operating income, capital gains and taxable income for 2006. The tax attributes of our 2006 dividends will be determined after the end of the year and will be reported to shareholders in a 1099.

About MCG Capital Corporation

MCG Capital Corporation is a solutions-focused specialized commercial finance company providing financing and advisory services to a variety of growth-oriented small and medium-sized companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, management buyouts, organic growth and working capital.

Forward-looking Statements:

This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company’s future plans and objectives, such as our expectation to re-deploy cash balances into new investments, or the expected value resulting from a portfolio company’s acquisition. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.